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Exhibit 10.4

CREDIT AGREEMENT

among

COPANO HOUSTON CENTRAL, L.L.C.

COPANO PROCESSING, L.P., AND

COPANO NGL SERVICES, L.P.

and

COMERICA BANK

Dated as of November     , 2004

i

4.9	Pledged Account	17
4.10	Compliance with Leases	17
4.11	Indemnification	17
4.12	Governmental and Other Approvals	17
SECTION 5.	NEGATIVE COVENANTS	18
5.1	Capital Structure; Business Objects or Purpose; Mergers; Asset Disposition; Acquisitions	18
5.2	Guaranties	18
5.3	Debt	18
5.4	Encumbrances	18
5.5	Investments; Extensions of Credit	18
5.6	Pension Plans	19
5.7	Subordinate Indebtedness	19
5.8	Expansion Capital Expenditures	19
5.9	Maintenance Capital Expenditures	19
5.10	Negative Pledge Agreements	19
5.11	Dividends and Distributions	19
5.12	Transactions with Affiliates	19
5.13	Prepayment of Debt	19
5.14	Subordinate Debt	19
5.15	No License Restrictions	19
SECTION 6.	EVENTS OF DEFAULT	19
6.1	Events of Default	19
6.2	Remedies Upon Event of Default	22
6.3	Waiver of Defaults	22
6.4	Setoff	22
6.5	Waiver of Certain Laws	22
6.6	Receiver	22
6.7	Application of Proceeds of Collateral	23
SECTION 7.	MISCELLANEOUS	23
7.1	Governing Law	23
7.2	Costs and Expenses	23
7.3	Successors and Assigns; Participation; Confidentiality	23
7.4	Reliance on and Survival of Various Provisions	24
7.5	Complete Agreement; Conflicts	24
7.6	Taxes and Fees	24
7.7	Notices	24
7.8	Further Action	24

ii

7.9	Indulgence	25
7.10	Headings and Construction of Terms	25
7.11	Independence of Covenants	25
7.12	Counterparts	25
7.13	WAIVER OF JURY TRIAL	25

iii

CREDIT AGREEMENT

THIS CREDIT AGREEMENT is made and delivered to be effective as of November            , 2004, by and between COPANO HOUSTON CENTRAL, L.L.C. ("CHC"), COPANO PROCESSING, L.P., and COPANO NGL SERVICES, L.P. (herein collectively referred to with all successors, assigns and/or personal representatives as the "Borrower"), and COMERICA BANK (herein referred to with its successors and assigns as the "Bank"). For and in consideration of the mutual promises herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Borrower and Bank agree as follows:

SECTION 1. DEFINITIONS

1.1
Defined Terms. The following terms, as used in this Agreement, shall have the meanings set forth below. The singular number shall be deemed to include the plural, the masculine gender shall include the feminine and neuter genders, and vice versa.

  "Affiliate" shall mean, when used with respect to any Person, any other Person which, directly or indirectly, controls or is controlled by or is under common control with such Person. For purposes of this definition, "control" (including, with correlative meanings, the terms "controlled by" and "under common control with"), with respect to any Person, shall mean possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

  "Agreement" shall mean this Credit Agreement, including all addenda, exhibits and schedules now or hereafter made a part hereof, as the same may be amended from time to time.

  "Applicable Interest Rate" shall mean, with respect to the Indebtedness from time to time outstanding under any promissory note or other Loan Document evidencing the Indebtedness, the rate or rates provided in such note as the applicable interest rate.

  "Bank" is defined in the introductory paragraph hereto.

  "Borrower" is defined in the introductory paragraph hereto.

  "Capital Expenditures" shall mean, for any period and with respect to any Person, the sum of (a) the aggregate amount of all expenditures of such Person and its Subsidiaries for fixed or capital assets made during such period which, in accordance with GAAP, would be classified as capital expenditures plus (b) the aggregate amount of all capitalized lease liabilities incurred during such period.

  "Change in Control" shall mean (a) the acquisition by any Person, or two or more Persons acting in concert, of beneficial ownership (within the meaning of Rule 13d-3 of the Securities and Exchange Commission under the Securities Exchange Act of 1934) of thirty-five percent (35%), on a fully diluted basis, or more of the membership, partnership or other equity interests of Energy; (b) the failure of Energy to directly or indirectly own, free and clear of all Liens or other encumbrances (other than Liens permitted pursuant to this Agreement), all of the membership interests of CHC on a fully diluted basis; (c) the failure of CHC to directly own, free and clear of all Liens or other encumbrances (other than Liens permitted pursuant to this Agreement), all of the membership interests of CHC LP Holdings, L.L.C., Copano NGL Services GP, L.L.C. and Copano Processing GP, L.L.C., in each case on a fully diluted basis; (d) the failure of Copano NGL Services GP, L.L.C. to own, free and clear of all Liens or other encumbrances (other than Liens permitted pursuant to this Agreement), all of the general partnership interests of Copano NGL Services, L.P.; (e) the failure of Copano Processing GP, L.L.C. to own, free and clear of all Liens or other encumbrances (other than Liens permitted pursuant to this Agreement), all of the limited partnership interests of Copano Processing, L.P.; (f) the failure of CHC LP Holdings, L.L.C. to own, free and clear of all Liens or other encumbrances (other than Liens permitted pursuant to this Agreement), all of the limited partnership interests of Copano NGL Services, L.P. and Copano Processing, L.P.; (g) a change in the composition of Energy's board of directors, as a result of which fewer than a majority of the directors of such board are Incumbent Directors. For purposes of this definition "Incumbent Director" shall mean a director who is (a) a director of Energy as of the date of this Amendment or (b) elected, or nominated for election, thereafter to the Board with the affirmative votes of at least a majority of the Incumbent Directors at the time of such election or nomination or (c) one of the five original independent directors of Energy elected to the Board of Directors with the unanimous approval of Copano Partners, L.P., a Delaware limited partnership, the CSFB Entities and the EnCap Entities.

  "CHC" is defined in the introductory paragraph hereto.

  "Collateral" shall mean all property, assets and rights in which a Lien or other encumbrance in favor of or for the benefit of Bank is or has been granted or arises or has arisen, or may hereafter be granted or arise, under or in connection with any Loan Document, or otherwise, to secure the payment or performance of any portion of the Indebtedness, including by way of example any hedge obligations. Collateral includes substantially all of Borrower's and each Subsidiary's assets and Energy's membership units in Copano Houston Central, L.L.C.

  "Controlled Group" shall mean all members of a controlled group of corporations and all members of a controlled group of trades or businesses (whether or not incorporated) under common control, which, together with any Borrower, are treated as a single employer under Section 414(b) or 414(c) of the Code or Section 4001 of ERISA.

  "CPG" shall mean Copano Pipelines Group, L.L.C., a Delaware limited liability company.

  "CSFB Entities" shall mean, collectively, CEH Holdco, Inc.; CEH Holdco II, Inc.; DLJ Merchant Banking Partners III, L.P.; DLJ Offshore Partners III, C.V.; DLJ Merchant Banking III, Inc., as Advisory General Partner on behalf of DLJ Offshore Partners III, C.V.; DLJ Merchant Banking III, Inc. as Advisory General Partner on behalf of DLJ Offshore Partners III-1, C.V. and as attorney-in-fact for DLJ Merchant Banking III, L.P., as Associate General Partner of DLJ Offshore Partners III-1, C.V.; DLJ Merchant Banking III, Inc., as Advisory General Partner on behalf of DLJ Offshore Partners III-2, C.V. and as attorney-in-fact for DLJ Merchant Banking III, L.P., as Associate General Partner of DLJ Offshore Partners III-2, C.V.; DLJ MB Partners III GmbH & Co. KG; Millennium Partners II, L.P.; and MBP III Plan Investors, L.P.

  "Current Assets" shall mean, in respect of CHC and as of any applicable date of determination, all current assets of CHC and its Subsidiaries determined on a consolidated basis in accordance with GAAP.

  "Current Liabilities" shall mean, in respect of CHC and as of any applicable date of determination, all liabilities (other than Revolving Loans) of CHC and its Subsidiaries determined on a consolidated basis in accordance with GAAP.

  "Debt" shall mean, as of any applicable date of determination thereof, all liabilities of a Person that should be classified as liabilities in accordance with GAAP (excluding, however, current liabilities incurred in the ordinary course of business). In the case of Borrower, the term "Debt" shall include, without limitation, the Indebtedness.

  "Default" shall mean, any condition or event which, with the giving of notice or the passage of time, or both, would constitute an Event of Default.

  "EBITDA" shall mean, for any Person, for any period of determination thereof, the sum, without duplication, of the amounts for such period of Net Income plus Total Interest Expense, plus depreciation, depletion and amortization expense, plus federal and state income taxes, plus other non-cash charges and expenses deducted from revenues in determining net income, all as determined on a consolidated basis for such Person and its Subsidiaries plus non-recurring losses or expenses deducted from revenues in determining net income (including refinancing costs and extraordinary items) minus non-recurring gains (including extraordinary items), together with adjustments acceptable to and approved by Bank in its reasonable discretion. Amounts on deposit in the Pledged Account plus cash contributions from Energy designated for use in EBITDA may be included in EBITDA.

  "EnCap Entities" shall mean, collectively, EnCap Energy Capital Fund III, L.P., EnCap Energy Acquisition Fund III-B, Inc., and BOCP Energy Partners, L.P.

  "Energy" means Copano Energy, L.L.C., together with its successors and assigns.

  "Environmental Law(s)" shall mean all laws, codes, ordinances, rules, regulations, orders, decrees and directives issued by any federal, state, local, foreign or other governmental or quasi governmental authority or body (or any agency, instrumentality or political subdivision thereof) pertaining to Hazardous Materials or otherwise intended to regulate or improve health, safety or the environment, including, without limitation, any hazardous materials or wastes, toxic substances, flammable, explosive or radioactive materials, asbestos, and/or other similar materials; any so-called "superfund" or "superlien" law, pertaining to Hazardous Materials on or about any of the Collateral, or any other property at any time owned, leased or otherwise used by any Loan Party, or any portion thereof, including, without limitation, those relating to soil, surface, subsurface ground water conditions and the condition of the ambient air; and any other federal, state, foreign or local statute, law, ordinance, code, rule, regulation, order or decree regulating, relating to, or imposing liability or standards of conduct concerning, any hazardous, toxic, radioactive, flammable or dangerous waste, substance or material, as now or at anytime hereafter in effect.

  "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended, or any successor act or code.

  "Event of Default" shall mean any of those conditions or events listed in Section 6.1 of this Agreement.

  "Expansion Capital Expenditure" shall mean a Capital Expenditure made to expand or increase the efficiency of the existing operating capacity of the existing assets of CHC or any of its Subsidiaries,

  including through construction or acquisition activities, to the extent permitted under the Loan Documents.

  "First Purchaser Lien" shall mean a "Lien" as so defined in Texas Bus. & Com. Code Section 9.343 or any comparable law.

  "GAAP" shall mean generally accepted accounting principles consistently applied.

  "Governmental Authority" shall mean the United States, each state, each county, each city, and each other political subdivision in which all or any portion of the Collateral is located, and each other political subdivision, agency, or instrumentality exercising jurisdiction over Bank, any Loan Party, any of the Indebtedness or any Collateral.

  "Governmental Requirements" shall mean all laws, ordinances, rules, and regulations of any Governmental Authority applicable to any Loan Party, any of the Indebtedness or any Collateral.

  "Guarantor(s)" shall mean, as the context dictates, any Person(s) (other than Borrower) who shall, at any time, guarantee or otherwise be or become obligated for the repayment of all or any part of the Indebtedness. The term "Guarantor" includes Energy, Copano NGL GP, L.L.C., Copano Processing GP, L.L.C. and CHC LP Holding, L.L.C.

  "Hazardous Material" shall mean and include any hazardous, toxic or dangerous waste, substance or material defined as such in, or for purposes of, any Environmental Law(s).

  "Hedge Agreements" shall mean (a) all interest rate swap agreements, interest rate cap agreements and interest rate collar agreements, and all other agreements or arrangements designed to protect Borrower against fluctuations in the interest rates or currency exchange rates; and (b) all commodity hedge, commodity swap, exchange, forward, future, floor, collar or cap agreements, fixed price arrangements and all other agreements or arrangements designed to protect Borrower against fluctuations in commodity prices.

  "Impermissible Qualification" shall mean, relative to the opinion or certification of any independent public accountant as to any financial statement of CHC or any other Loan Party, any qualification or exception to such opinion or certification (a) which is of a "going concern" or similar nature; (b) which relates to the limited scope of examination of matters relevant to such financial statement; or (c) which relates to the treatment or classification of any item in such financial statement and which, as a condition to its removal, would require an adjustment to such item, the effect of which would be to cause CHC or such other Loan Party to be in default of any of its obligations under Section 4.4.

  "Indebtedness" shall mean all obligations and liabilities (monetary or otherwise) of Borrower and each other Loan Party arising under or in connection with this Agreement, the Revolving Credit Note, each other Loan Document and any Hedge Agreements between Borrower, or any of them, and Bank or any affiliate of Bank.

  "Lien" shall mean any valid and enforceable interest in any property, whether real, personal or mixed, securing an indebtedness, obligation or liability owed to or claimed by any Person other than the owner of such property, whether such indebtedness is based on the common law or any statute or contract and including, but not limited to, a security interest, pledge, mortgage, assignment, conditional sale, trust receipt, lease, consignment or bailment for security purposes.

  "Loan Documents" shall mean collectively, this Agreement, the Revolving Credit Note, any other promissory notes evidencing Indebtedness, the Notice of No Oral Agreements and any other documents, instruments or agreements evidencing, governing, securing, guaranteeing the same or executed by any Loan Party pursuant to or in connection with any of the Indebtedness or any such document, instrument or agreement (whether executed and delivered prior to, concurrently with or subsequent to this Agreement), as such documents may have been or may hereafter be amended from time to time.

  "Loan Party" shall mean Borrower, each of its Subsidiaries, each Guarantor and each other Person who or which shall be liable for the payment or performance of all or any portion of the Indebtedness or who or which shall own any property that is subject to (or purported to be subject to) a Lien which secures all or any portion of the Indebtedness.

  "Maintenance Capital Expenditure" shall mean a Capital Expenditure that is required for the maintenance of an existing asset of CHC or any of its Subsidiaries, to the extent permitted under the Loan Documents.

  "Material Adverse Effect" shall mean any act, event, condition or circumstance which could materially and adversely affect the business, operations, condition (financial or otherwise), performance, or assets of the Loan Parties taken as a whole, the ability of any Loan Party to perform its obligations under any Loan Document to which it is a party or the rights of or benefits available to Bank under any of the Loan Documents.

  "Maximum Legal Rate" shall mean the maximum rate of nonusurious interest per annum permitted to be paid by Borrower or, if applicable, another Loan Party or received by Bank with respect to the applicable portion of the Indebtedness from time to time under applicable state or federal law as now or as may be hereafter in effect, including the Texas Finance Code (and as the same may be incorporated by reference in other Texas statutes), but otherwise without limitation, that rate based upon the "weekly rate" (as defined in §303 of the Texas Finance Code).

  "Net Income" shall mean the net income (or loss) of CHC and its consolidated Subsidiaries for any applicable period of determination, determined on a consolidated basis in accordance with GAAP, but excluding, in any event:

  (a)
  any gains or losses on the sale or other disposition, not in the ordinary course of business, of investments or fixed or capital assets, and any taxes on the excluded gains and any tax deductions or credits on account of any excluded losses; and

  (b)
  net earnings of any Person in which CHC or any consolidated Subsidiary has a minority ownership interest, unless such net earnings shall have actually been received by CHC or such Subsidiary in the form of cash distributions.

  "Notice of No Oral Agreements" shall mean that certain Notice of No Oral Agreements dated as of even date herewith executed by Borrower and Guarantors.

  "PBGC" shall mean the Pension Benefit Guaranty Corporation, or any Person succeeding to the present powers and functions of the Pension Benefit Guaranty Corporation.

  "Pension Plan(s)" shall mean a "pension plan", as such term is defined in section 3(2) of ERISA, which is subject to Title IV of ERISA (other than a multiemployer plan as defined in section 4001(a)(3) of

  ERISA), and to which Borrower or any corporation, trade or business that is, along with such Borrower, a member of a Controlled Group, may have liability, including any liability by reason of having been a substantial employer within the meaning of section 4063 of ERISA at any time during the preceding five years, or by reason of being deemed to be a contributing sponsor under section 4069 of ERISA.

  "Permitted Encumbrances" shall mean: (a) Liens securing payment of the Indebtedness owing to Bank and granted pursuant to any Loan Document; (b) Liens granted to secure payment of Debt of the type permitted and described in clause (v) of Section 5.3 and covering only those assets acquired with the proceeds of such Debt; (c) Liens for taxes, assessments or other governmental charges or levies not at the time delinquent or thereafter payable without penalty or being diligently contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP shall have been set aside on its books; (d) Liens of carriers, warehousemen, mechanics, materialmen and landlords incurred in the ordinary course of business for sums not overdue or being diligently contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP shall have been set aside on its books; (e) Liens incurred in the ordinary course of business in connection with workmen's compensation, unemployment insurance or other forms of governmental insurance or benefits, or to secure performance of tenders, statutory obligations, leases and contracts (other than for borrowed money) entered into in the ordinary course of business or to secure obligations on surety or appeal bonds; (f) judgment Liens in existence less than fifteen (15) days after the entry thereof or with respect to which execution has been stayed or the payment of which is covered in full (subject to a customary deductible) by insurance maintained with responsible insurance companies which are not contesting coverage or liability for such judgment; (g) Liens with respect to capitalized leases permitted pursuant to this Agreement; (h) easements, servitudes, rights-of-way, minor irregularities in title and other similar encumbrances or title defects which do not materially interfere with the occupation, use and enjoyment by CHC or any of its Subsidiaries of its assets in the ordinary course of business as presently conducted, or materially impair the value thereof for the purpose of such business; (i) First Purchaser Liens and (j) with respect to any Collateral, Liens expressly permitted on such Collateral pursuant to the Loan Documents.

  "Person" or "person" shall mean any individual, corporation, partnership, joint venture, limited liability company, association, trust, unincorporated association, joint stock company, government, municipality, political subdivision or agency, or other entity.

  "Revolving Credit Maturity Date" shall mean January 31, 2007, or such earlier date on which the entire unpaid principal amount of all Revolving Loans becomes due and payable whether by the lapse of time, demand for payment, acceleration or otherwise; provided, however, if any such date is not a business day, then the Revolving Credit Maturity Date shall be the next succeeding business day.

  "Revolving Credit Maximum Amount" shall mean $12,000,000.

  "Revolving Credit Note" shall mean the Revolving Credit Note dated November            , 2004, in the maximum original principal amount of $12,000,000 made by Borrower payable to the order of the Bank, as the same may be renewed, extended, modified, increased or restated from time to time.

  "Revolving Loan" shall mean an advance made, or to be made, under the revolving credit facility to or for the credit of Borrower by the Bank pursuant to this Agreement.

  "Subordinated Debt" shall mean any Debt of Borrower (other than the Indebtedness) which has been subordinated to the Indebtedness pursuant to a subordination agreement in form and content satisfactory to the Bank.

  "Subsidiary" shall mean as to any particular parent entity, any corporation, partnership, limited liability company or other entity (whether now existing or hereafter organized or acquired) in which more than fifty percent (50%) of the outstanding equity ownership interests having voting rights as of any applicable date of determination, shall be owned directly, or indirectly through one or more Subsidiaries, by such parent entity. As of the date of this Agreement, CHC's only Subsidiaries are: those other entities comprising the Borrower, Copano NGL Services GP, L.L.C., Copano Processing GP, L.L.C. and CHC LP Holdings, L.L.C.

  "Tangible Net Worth" shall mean, at any time, the consolidated net worth of CHC and its consolidated Subsidiaries after subtracting therefrom the aggregate amount of any assets of CHC and its consolidated Subsidiaries which would be shown as intangible assets on a consolidated balance sheet of CHC and its Subsidiaries as of such time prepared in accordance with GAAP.

  "Tejas Warrant" shall mean that certain Second Amended and Restated Warrant to Purchase Membership Interests of Copano Houston Central, L.L.C. dated February 13, 2004 and held by Tejas Energy NS, LLC.

  "Total Interest Expense" means, for CHC and its consolidated Subsidiaries and with respect to any period for which a determination thereof is to be made, the sum, without duplication, of (a) the aggregate amount of all interest accrued and payable in cash (whether or not paid) on all Debt of CHC and its Subsidiaries on a consolidated basis plus (b) the portion of any liabilities in respect of capitalized leases allocable to interest expense in accordance with GAAP; provided, however, that any discount rate with respect to any Debt of CHC or any of its consolidated Subsidiaries issued at a discount shall not be considered an interest expense of CHC and its consolidated Subsidiaries for the purposes of this definition.

  "UCC" shall mean the Uniform Commercial Code as adopted and in force in the State of Texas, as amended.

  "Working Capital" shall mean, with respect to CHC and as of any applicable date of determination, Current Assets minus Current Liabilities.

1.2
Accounting Terms. All accounting terms not specifically defined in this Agreement shall be determined and construed in accordance with GAAP.

SECTION 2. FUNDING LOANS, PAYMENTS, RECOVERIES AND COLLECTIONS

2.1
Funding Loans. Subject to the terms, conditions and procedures of this Agreement and each other Loan Document and to the satisfaction of all conditions precedent to the making and funding of any loan as set forth in any Loan Document, Bank shall make the proceeds of any such loan available to Borrower on the disbursement date agreed upon by Bank and Borrower by depositing such proceeds into an account maintained by Borrower with Bank or as otherwise agreed to in writing by Borrower and Bank.

2.2
Revolving Loans. Subject to the terms and conditions of the Loan Documents and to the satisfaction of all conditions precedent to the making and funding of any loan as set forth in any Loan Document, the

  Bank agrees to make Revolving Loans to Borrower at any time and from time to time from the effective date hereof until (but not including) the Revolving Credit Maturity Date. The proceeds of Revolving Loans shall be used solely to refinance certain indebtedness to Tejas Energy NS, LLC existing at the time of initial funding hereunder and thereafter for working capital needs of Borrower.

  Borrower may request a Revolving Loan pursuant to terms of the Revolving Credit Note and (a) such request for advance once communicated to Bank, shall not be revocable by Borrower; and (b) each request for advance, once communicated to Bank, shall constitute a representation, warranty and certification by Borrower as of the date thereof that, (i) the making of such Revolving Loan will not cause the aggregate outstanding principal amount of all Revolving Loans to exceed the Revolving Credit Maximum Amount; (ii) no Default or Event of Default shall have occurred and be in existence, and none will exist or arise upon the making of such Revolving Loan; and (iii) the representations and warranties contained in the Loan Documents are true and correct in all material respects and shall be true and correct in all material respects as of the making of such Revolving Loan.

  Bank may elect (but without any obligation to do so) to make a Revolving Loan upon the telephonic or facsimile request of Borrower, provided that Borrower has first executed and delivered to Bank a telephone notice authorization in form and content satisfactory to Bank. If any such Revolving Loan based upon a telephonic or facsimile request is made by Borrower, Bank may require Borrower to confirm said telephonic or facsimile request in writing by delivering to Bank, on or before 12:00 noon (Dallas, Texas time) on the next business day following the disbursement date of such Revolving Loan, a duly executed written request for advance, and all other provisions of this Section 2.2 shall be applicable with respect to such Revolving Loan.

  Notwithstanding anything contained in this Agreement to the contrary, the aggregate principal amount of all Revolving Loans shall not exceed the Revolving Credit Maximum Amount. If said limitations are exceeded at anytime, Borrower shall immediately, without demand by Bank, pay to Bank an amount not less than such excess, or, if Bank, in its sole discretion, shall so agree, Borrower shall provide Bank cash collateral in an amount not less than such excess, and Borrower hereby pledges and grants to Bank a security interest in such cash collateral so provided to Bank. Unless otherwise expressly provided in a Loan Document, all sums payable by Borrower to Bank under or pursuant to any Loan Document, whether principal, interest, or otherwise, shall be paid, when due, directly to Bank at any office of Bank located in the State of Texas in immediately available United States funds, and without setoff, deduction or counterclaim. Upon the occurrence during the continuance of any Event of Default pursuant to Section 6.1(a) or the acceleration of the Revolving Loans, Bank may, in its discretion, charge any and all deposit or other accounts (including, without limitation, any account evidenced by a certificate of deposit or time deposit) of Borrower maintained with Bank for all or any part of any Indebtedness then due and payable; provided, however, that such authorization shall not affect Borrower's obligations to pay all Indebtedness, when due, whether or not any such account balances maintained by Borrower with Bank are insufficient to pay any amounts then due.

  Borrower shall pay to Bank a commitment fee on the undrawn portion of the Revolving Credit Note in an amount equal to the product of the Applicable Margin (as defined in the Revolving Credit Note) multiplied by (b) the difference between (i) the maximum face amount of the Revolving Credit Note and (ii) the average daily aggregate principal balance of all Revolving Loans outstanding during each of CHC's fiscal quarters. Such fee shall be computed and shall be payable quarterly in arrears as of the end of each of CHC's fiscal quarters. Bank shall invoice Borrower for such fees, which invoice shall be due and payable within fifteen (15) days after receipt.

  The provisions of Chapter 346 of the Texas Finance Code are specifically declared by the parties not to be applicable to any of the Loan Documents or the transactions contemplated thereby.

2.3
Maximum Interest Rate. At no time shall any Applicable Interest Rate or default rate in respect of any Indebtedness hereunder, exceed the Maximum Legal Rate. In the event that any interest is charged or otherwise received by Bank in excess of the Maximum Legal Rate, Borrower hereby acknowledges and agrees that any such excess interest shall be the result of an accidental and bona fide error, and any such excess shall be deemed to have been payment of principal, and not of interest, and shall be applied to the Indebtedness pursuant to the Revolving Credit Note.

2.4
Receipt of Payments by Bank. Any payment by Borrower of any of the Indebtedness made by mail will be deemed tendered and received by Bank only upon actual receipt thereof by Bank at the address designated for such payment, whether or not Bank has authorized payment by mail or in any other manner, and such payment shall not be deemed to have been made in a timely manner unless actually received by Bank on or before the date due for such payment, time being of the essence. Borrower expressly assumes all risks of loss or liability resulting from non-delivery or delay of delivery of any item of payment transmitted by mail or in any other manner. Acceptance by Bank of any payment in an amount less than the amount then due shall be deemed an acceptance on account only, and any failure to pay the entire amount then due shall constitute and continue to be an Event of Default. Prior to the acceleration of the Indebtedness, Borrower shall have the right to direct the application of any and all payments made to Bank hereunder to the Indebtedness evidenced by the Revolving Credit Note evidencing the Indebtedness. Borrower waives the right to direct the application of any and all payments received by Bank hereunder at any time or times after the acceleration of the Indebtedness. Borrower further agrees that after the occurrence of the acceleration of the Revolving Credit Note, if Borrower has failed to direct such application, to the extent permitted by law, Bank shall have the continuing exclusive right to apply and to reapply any and all payments received by Bank at any time or times, whether as voluntary payments, proceeds from any Collateral, offsets, or otherwise, against the Indebtedness in such order and in such manner as Bank may, in its sole discretion, deem advisable, notwithstanding any entry by Bank upon any of its books and records. Borrower hereby expressly agrees that, to the extent that Bank receives any payment or benefit of or otherwise upon any of the Indebtedness, and such payment or benefit, or any part thereof, is subsequently invalidated, declared to be fraudulent or preferential, set aside, or required to be repaid to a trustee, receiver, or any other Person under any bankruptcy act, state or federal law, common law, equitable cause or otherwise, then to the extent of such payment or benefit, the Indebtedness, or part thereof, intended to be satisfied shall be revived and continued in full force and effect as if such payment or benefit had not been made or received by Bank, and, further, any such repayment by Bank shall be added to and be deemed to be additional Indebtedness.

2.5
Conditions Precedent to Loans. The obligation of the Bank to make any loan under or pursuant to this Agreement shall be subject to the requirements and conditions found in Section 2.2 and to the following conditions precedent:

a.
Borrower shall have executed and delivered to Bank, or caused to have been executed and delivered to Bank, all such instruments, agreements, certificates, opinions, financial statements, appraisals, evidence of title, evidence of insurance, environmental audits, and other information and other documents as the Bank shall require, and all of the foregoing shall be in form and content acceptable to Bank and all instruments and agreements shall be in full force and effect and binding and enforceable obligations of Borrower and, to the extent that it is a party thereto or otherwise bound thereby, of each other Person who may be a party thereto or bound thereby including without limitation: (i) evidence of existence, good standing, qualification to conduct business and authority for each Loan Party and signatory on behalf of each Loan Party; (ii) all notes, guaranties, security agreements, mortgages, deeds of trust, pledge agreements, assignments, financing statements and other documents requested by Bank to evidence the Indebtedness or to create, protect or perfect Liens upon the Collateral required by Bank as security for the Indebtedness and to accord Bank a perfected security position in the Collateral, subject only to Permitted Encumbrances; (iii) a guaranty agreement from each Guarantor required by Bank; (iv) such other documents or agreements of security, assurances of Loan Document validity, legality and enforceability, and appropriate assurances of validity, perfection and priority of Lien as Bank may request, and Bank shall have received proof that appropriate security agreements, financing statements, mortgages, deeds of trust, collateral and other documents covering the Collateral shall have been executed and delivered by the appropriate Persons and recorded or filed in such jurisdictions and such other steps shall have been taken as necessary to perfect and protect, subject only to Permitted Encumbrances, the Liens granted thereby.

  b.
  All actions, proceedings, instruments and documents required to carry out the borrowings and transactions contemplated by this Agreement or any other Loan Document or incidental thereto, and all other related legal matters, shall have been satisfactory to and approved by Bank.

  c.
  Each Loan Party shall have performed and complied with all agreements and conditions contained in the Loan Documents applicable to it and which are then in effect.

  d.
  Each of the representations and warranties of each Loan Party under any Loan Document shall be true and correct in all material respects as if made on each loan disbursement date.

  e.
  No Default or Event of Default shall have occurred and be continuing; there shall have been no material adverse change in the condition (financial or otherwise), properties, business, or operations of any Loan Party since the date of the financial statements most recently delivered to Bank prior to the date of this Agreement; and no provision of law, any order of any Governmental Authority, or any regulation, rule or interpretation thereof, shall have had any Material Adverse Effect on the validity or enforceability of any Loan Document.

  f.
  An opinion of Andrews Kurth LLP, counsel to Borrower and the other Loan Parties, in form and substance satisfactory to Bank and its counsel.

  g.
  Energy's initial public offering ("IPO") shall have been consummated and Bank shall have received evidence that post-IPO the sum of redeemable preferred units and members' equity interest of Energy shall be at least $10,000,000 greater than immediately prior to the IPO.

  h.
  Evidence that a minimum of $7,000,000 of capital has been contributed by Energy to CHC, the proceeds of which will be used in part to pay down existing indebtedness of CHC and its Subsidiaries.

  i.
  The corporate and capital structure of Borrower and each other Loan Party shall be satisfactory to Bank and its counsel.

  j.
  Bank shall be satisfied with its review of the ownership of Borrower and Energy.

  k.
  Energy's S-1 filing and the existing Kinder Morgan Texas Pipeline contract shall be satisfactory to Bank and its counsel.

  l.
  Bank shall have received copies of all financial statements (including pro forma statements) and all SEC filings concerning the IPO.

  m.
  Bank shall have completed, to its satisfaction, due diligence and review of the assets, liabilities, businesses and operations of Borrower and Energy.

  n.
  Bank shall have confirmed that a $1,000,000 interest reserve account in the form of cash, a certificate of deposit, a money market account, investment account or other cash equivalent satisfactory to the Bank has been set up with Bank and that the same has been pledged as collateral (the "Pledged Account").

  o.
  Completion of such other conditions and documents, in form and substance satisfactory to Bank, as Bank or its counsel may reasonably request.

  p.
  Borrower shall have paid to Bank an up-front fee in an amount equal to $60,000.

  q.
  Borrower shall have paid all other costs and expenses then due under Section 7.2 hereof.

SECTION 3. REPRESENTATIONS AND WARRANTIES

Borrower represents and warrants, and such representations and warranties shall be deemed to be continuing representations and warranties during the entire life of this Agreement, and so long as Bank shall have any commitment or obligation to make any loans and so long as any Indebtedness remains unpaid and outstanding under any Loan Document, as follows:

3.1
Authority. Each Loan Party and, if applicable, each of its partners and members who is not a natural Person is duly organized or formed, validly existing and (where appropriate) in good standing under the laws of the jurisdiction of its organization and is duly qualified and authorized to do business in each other jurisdiction in which the character of its assets or the nature of its business makes such qualification necessary.

3.2
Due Authorization. Each Loan Party has all requisite power and authority to execute, deliver and perform its obligations under each Loan Document to which it is a party or is otherwise bound, all of which have been duly authorized by all necessary action, and are not in contravention of law or the terms of any Loan Party's organizational or other governing documents.

3.3
Title to Property. Each Loan Party has good title to all property and assets purported to be owned by it, including those assets identified on the financial statements most recently delivered to Bank.

3.4
Encumbrances. There are no security interests or other Liens or encumbrances on, and no financing statements on file with respect to, any of the property or assets of any Loan Party, except for Permitted Encumbrances.

3.5
Subsidiaries. Borrower has no Subsidiaries except those specifically disclosed in Section 1.1, Defined Terms.

3.6
Taxes. Each Loan Party has filed, on or before their respective due dates, all federal, state, local and foreign tax returns which are required to be filed, or has obtained extensions for filing such tax returns, and is not delinquent in filing such returns in accordance with such extensions, and has paid all taxes which have become due pursuant to those returns or pursuant to any assessments received by any such party, as the case may be, to the extent such taxes are not delinquent, except to the extent such tax payments are being actively and diligently contested in good faith by appropriate proceedings, and if requested by Bank, have been bonded or reserved in an amount and manner satisfactory to Bank.

3.7
No-Defaults. There exists no default (or event which, with the giving of notice or passage of time, or both, would result in a default) under the provisions of any instrument or agreement evidencing, governing, securing or otherwise relating to any Debt of any Loan Party or pertaining to any of the Permitted Encumbrances.

3.8
Enforceability of Agreement and Loan Documents. Each Loan Document has been duly executed and delivered by duly authorized officer(s) or other representative(s) of each Loan Party and constitutes the valid and binding obligation of each Loan Party, enforceable in accordance with its terms, except to the extent that enforcement thereof may be limited by applicable bankruptcy, reorganization, insolvency, moratorium or similar laws affecting the enforcement of creditors' rights generally at the time in effect.

3.9
Non-contravention. The execution, delivery and performance by each Loan Party of the Loan Documents to which such Loan Party is a party or otherwise bound, are not in contravention of the terms of any indenture or other material agreement or undertaking to which any such Loan Party is a party or by which it is bound, except to the extent that such terms have been waived or that failure to comply with any such terms would not have a Material Adverse Effect.

3.10
Actions, Suits, Litigation or Proceedings. There are no actions, suits, litigation or proceedings, at law or in equity, and no proceedings before any arbitrator or by or before any Governmental Authority, pending, or, to the best knowledge of Borrower, threatened against or affecting any Loan Party, which, if adversely determined, could materially impair the right of any Loan Party to carry on its business substantially as now conducted or could have a Material Adverse Effect. No Loan Party is under investigation by, or is operating under any restrictions imposed by, any Governmental Authority.

3.11
Compliance with Laws. Each Loan Party has complied with all Governmental Requirements, including, without limitation, Environmental Laws, to the extent that failure to so comply could have a Material Adverse Effect.

3.12
Consents, Approvals and Filings, Etc. Except as have been previously obtained or as otherwise expressly provided in this Agreement, no authorization, consent, approval, license, qualification or formal exemption from, or any filing, declaration or registration with, any Governmental Authority and no material authorization, consent or approval from any other Person, is required in connection with the execution, delivery and performance by any Loan Party of any Loan Document to which it is a party. All such authorizations, consents, approvals, licenses, qualifications, exemptions, filings, declarations and registrations which have previously been obtained or made, as the case may be, are in full force and effect and are not the subject of any attack, or to the knowledge of Borrower, any threatened attack, in any material respect, by appeal, direct proceeding or otherwise

3.13
Environmental Representations. No Loan Party has used Hazardous Materials on, in, under or otherwise affecting any real or personal property now or at any time owned, occupied or operated by such Person or upon which such Person has a place of business which, in any manner, violates any Environmental Law, to the extent any such violation could result in a Material Adverse Effect, and to the best of Borrower's knowledge, no prior or current owner, occupant or operator of any of such property does or has used any Hazardous Materials on or affecting such property in any manner which violates any Environmental Law to the extent that any such violation could result in a Material Adverse Effect. No Loan Party has received any notice of any violation of any Environmental Law, and to the best knowledge of the Borrower, there have been no actions commenced or threatened by any Person against any such property or against any Loan Party for non-compliance with any Environmental Law which, in either case, could result in a Material Adverse Effect.

3.14
Accuracy of Information. All financial statements previously furnished to Bank have been prepared in accordance with GAAP and fairly present the consolidated financial condition of CHC and its consolidated Subsidiaries as such financial statements purport to present, and the results of their respective operations as of the dates and for the periods covered thereby; and since the date(s) of said financial statements, there has been no material adverse change in the consolidated financial condition of CHC and its consolidated Subsidiaries. Each Loan Party is solvent, able to pay its debts as they mature, has capital sufficient to carry on its business and has assets the fair market value of which exceed its liabilities, and no Loan Party will be rendered insolvent, under-capitalized or unable to pay debts generally as they become due by the execution or performance of any Loan Document to which it is a party or by which it is otherwise bound.

3.15
Contracts, Agreements and Leases. To Borrower's knowledge, no Loan Party is in default (beyond any applicable period of grace or cure) in complying with any provision of any material contract, agreement, indenture, lease or instrument to which it is a party or by which it or any of its properties or assets are bound, where such default would have a Material Adverse Effect. To Borrower's knowledge, each such contract, commitment, undertaking, agreement, indenture and instrument is in full force and effect and is valid and legally binding in all material respects.

3.16
ERISA. Except as shown on Schedule 3.16, no Loan Party maintains or contributes to any employee benefit plan subject to Title IV of ERISA. Furthermore, no Loan Party has incurred any accumulated funding deficiency within the meaning of ERISA or incurred any liability to the PBGC in connection with any employee benefit plan established or maintained by such Loan Party, and no reportable event or prohibited transaction, as defined in ERISA, has occurred with respect to such plans.

3.17
No Investment Company. No Loan Party is an "investment company" within the meaning of the Investment Company Act of 1940, as amended, nor is any Loan Party "controlled" by an "investment company" within the meaning of the Investment Company Act of 1940, as amended.

3.18
No Margin Stock. No Loan Party is engaged principally, or as one of its important activities, directly or indirectly, in the business of extending credit for the purpose of purchasing or carrying margin stock, and none of the proceeds of any of the Loans will be used, directly or indirectly, to purchase or carry any margin stock or made available by any Loan Party in any manner to any other Person to enable or assist such Person in purchasing or carrying margin stock, or otherwise used or made available for any other purpose which might violate the provisions of Regulations T, U, or X of the Board of Governors of the Federal Reserve System. Terms for which meanings are provided in Regulation U of said Board of

  Governors or any regulations substituted therefor, as are from time to time in effect, are used in this Section with such meanings, and these representations and warranties shall be immediately effective.

SECTION 4. AFFIRMATIVE COVENANTS

CHC covenants and agrees that, until all instruments and agreements evidencing each and every loan and other financial accommodation by the Bank to the Borrower or any Loan Party under the Loan Documents are fully discharged and terminated, and thereafter, so long as any Indebtedness remains outstanding, it will, and, as applicable, it will cause each Loan Party within its control to:

4.1
Preservation of Existence, Etc. Preserve and maintain its existence and preserve and maintain such of its rights, licenses, and privileges as are material to the business and operations conducted by it; qualify and remain qualified to do business in each jurisdiction in which such qualification is material to its business and operations or ownership of its properties, continue to conduct and operate its business substantially as conducted and operated during the present and preceding calendar year; at all times maintain, preserve and protect all of its franchises and trade names and preserve all the remainder of its property and keep the same in good repair, working order and condition; and from time to time make, or cause to be made, all needed and proper repairs, renewals, replacements, betterments and improvements thereto.

4.2
Keeping of Books; Audits of Collateral; Fees. Keep proper books of record and account in which full and correct entries shall be made of all of its financial transactions and its assets and businesses so as to permit the presentation of financial statements prepared in accordance with GAAP; and permit Bank, or its representatives, at reasonable times and intervals upon reasonable notice, at Borrower's cost and expense, to examine its books and records and to discuss its financial matters with its officers, employees and independent certified public accountants; and permit Bank from time to time to audit Borrower's accounts, inventory, or other Collateral, provided that such audits will be conducted upon reasonable notice. Borrower agrees to reimburse Bank, on demand, for customary and reasonable fees and costs incurred by Bank for such audits, and for each appraisal of Collateral and financial analysis and examination of Borrower performed from time to time by its agents.

4.3
Reporting Requirements. Furnish to Bank, or cause to be furnished to Bank, the following:

a.
as soon as possible, and in any event within three (3) calendar days after becoming aware of the occurrence or existence of each Default or Event of Default hereunder or in the reasonable business judgment of CHC, the occurrence of any event that could reasonably be expected to result in a Material Adverse Effect, a written statement of the chief financial officer of Borrower (or in his or her absence, a responsible senior officer of Borrower), setting forth details of such Default, Event of Default or change, and the action which Borrower has taken, or has caused to be taken, or proposes to take, or to cause to be taken, with respect thereto;

b.
as soon as available and in any event within sixty (60) days after the end of each of the first three respective fiscal quarters of each respective fiscal year of Energy and CHC, consolidated balance sheets of Energy and its Subsidiaries and CHC and its Subsidiaries, respectively, as of the end of each such fiscal quarter and consolidated statements of earnings and cash flow of Energy and its Subsidiaries and CHC and its Subsidiaries, respectively, for each such fiscal quarter and for the period commencing at the end of the previous fiscal year and ending with the end of such fiscal quarter, certified by an officer of Energy and CHC, respectively, having appropriate knowledge of the matters being certified;

  c.
  as soon as available and in any event within one hundred twenty (120) days after the end of each fiscal year (i) of Energy, a copy of the annual audited report for such fiscal year for Energy and its Subsidiaries, including therein consolidated balance sheets of Energy and its Subsidiaries as of the end of such fiscal year and consolidated statements of earnings and cash flow of Energy and its Subsidiaries for such fiscal year, in each case certified (without any Impermissible Qualification) in a manner acceptable to Bank by Deloitte & Touche LLP or other independent public accountants acceptable to Bank and (ii) of CHC, a copy of internally prepared financial statements for such fiscal year for CHC and its Subsidiaries, including therein consolidated balance sheets of CHC and its Subsidiaries as of the end of such fiscal year and consolidated statements of earnings and cash flow for such fiscal year;

  d.
  as soon as possible, and in any event within 60 calendar days after the end of each fiscal quarter during the term hereof, a compliance certificate prepared and certified by the chief financial officer of CHC (or in his or her absence, a responsible senior officer of CHC) and, as applicable, each other Loan Party (i) certifying that no Event of Default has occurred and is continuing (or if any Event of Default has occurred and is continuing, describing the same in reasonable detail), and (ii) setting forth in reasonable detail the computations necessary to determine whether Borrower is in compliance with Section 4.4 of this Agreement as of the end of the applicable period.

  e.
  promptly upon receipt thereof, copies of all management letters and other substantive reports submitted to any Loan Party by independent certified public accountants in connection with any annual audit of any such party.

  f.
  from time to time, such other information regarding the business, affairs or financial condition of Borrower or any Loan Party as Bank may reasonably request.

4.4
Financial Covenants. Maintain all financial covenants set forth below (for purposes of the financial covenants, definitions for capitalized terms not otherwise defined in this Agreement follow the covenants):

a.
Tangible Net Worth. Maintain a Tangible Net Worth at all times of not less than $28,500,000 plus 50% of cumulative Net Income after the date of this Agreement plus 50% of equity contributions to CHC made after the date of this Agreement (excluding cash contributions by Energy to CHC designated for use in EBITDA or designated for Capital Expenditures).

b.
Working Capital. Maintain positive Working Capital at all times.

c.
Leverage. During each of the periods specified below, maintain at the end of each fiscal quarter occurring therein for such fiscal quarter and the immediately preceding three fiscal quarters (treated as a single accounting period) a ratio of Debt (other than any permitted Subordinated Debt) to EBITDA no greater than the ratio set forth below opposite such period:

Period	Ratio
From the date of this Agreement through June 29, 2005	3.50:1
From June 30, 2005 through December 30, 2005	3.25:1
From December 31, 2005 through June 29, 2006	3.00:1
From June 30, 2006 and at all times thereafter	2.75:1
  d.
  Interest Coverage Ratio. Maintain at the end of each fiscal quarter for such fiscal quarter and the immediately preceding three fiscal quarters (treated as a single accounting period) a ratio of (a) EBITDA to (b) interest expense determined in accordance with GAAP of at least 3.25 to 1.0:

4.5
Further Assurances; Financing Statements. Furnish Bank, at Borrower's cost and expense, upon Bank's request and in form satisfactory to Bank (and execute and deliver or cause to be executed and delivered), such additional pledges, assignments, mortgages, Lien instruments or other security instruments, consents, acknowledgments, subordinations and financing statements covering any or all of the Collateral required by Bank to secure the Indebtedness together with such other documents or instruments as Bank may require to effectuate more fully the purposes of any Loan Document.

4.6
Insurance. Maintain insurance coverage by insurers acceptable to Bank on its physical assets and against other business risks in such amounts and of such types as are customarily carried by companies similar in size and nature or as may otherwise be required by Bank, and in the event of acquisition of additional property, real or personal, or of the incurrence of additional risks of any nature, increase such insurance coverage in such manner and to such extent as prudent business judgment and present practice would dictate; and in the case of all policies covering property subject to any Loan Document or property in which the Bank shall have a Lien of any kind whatsoever, other than those policies protecting against casualty liabilities to strangers, all such insurance policies shall provide that the loss payable thereunder shall be payable to Borrower (or other Person providing Collateral) and Bank, with mortgagee's clauses in favor of and satisfactory to Bank for all such policies, and such policies shall also provide that they may not be canceled or changed without thirty (30) days' prior written notice to Bank. Upon the request of Bank, all of said policies, or copies thereof, including all endorsements thereon and those required hereunder, shall be deposited with Bank.

4.7
Compliance with ERISA. In the event that any Loan Party or any of its Subsidiaries maintain(s) or establish(es) a Pension Plan subject to ERISA, (a) comply in all material respects with all requirements imposed by ERISA as presently in effect or hereafter promulgated, including, but not limited to, the minimum funding requirements thereof; (b) promptly notify Bank upon the occurrence of a "reportable event" or "prohibited transaction" within the meaning of ERISA, or that the PBGC or any Loan Party has instituted or will institute proceedings to terminate any Pension Plan, together with a copy of any proposed notice of such event which may be required to be filed with the PBGC; and (c) furnish to Bank (or cause the plan administrator to furnish Bank) a copy of the annual return (including all schedules and attachments) for each Pension Plan covered by ERISA, and filed with the Internal Revenue Service by any Loan Party not later than ten (10) days after such report has been so filed.

4.8
Environmental Covenants. Comply with all applicable Environmental Laws, and maintain all permits, licenses and approvals required under applicable Environmental Laws, where the failure to do so could have a Material Adverse Effect. Promptly notify Bank, in writing, as soon as Borrower becomes aware of any condition or circumstance which makes any of the environmental representations or warranties set forth in this Agreement incomplete, incorrect or inaccurate in any material respect as of any date; and

  promptly provide to Bank, immediately upon receipt thereof, copies of any material correspondence, notice, pleading, citation, indictment, complaint, order, decree, or other document from any source asserting or alleging a violation of any Environmental Law by any Loan Party, or of any circumstance or condition which requires or may require, a financial contribution by any Loan Party, or a clean-up, removal, remedial action or other response by or on behalf of any Loan Party, under applicable Environmental Law, or which seeks damages or civil, criminal or punitive penalties from any Loan Party or any violation or alleged violation of any Environmental Law. Borrower hereby agrees to indemnify, defend and hold Bank, and any of Bank's past, present and future officers, directors, shareholders, employees (each an "Indemnified Person"), harmless from any and all claims, losses, damages, suits, penalties, costs, liabilities, obligations and expenses (including, without limitation, reasonable legal expenses and attorneys' fees, whether inside or outside counsel is used) incurred or arising out of any claim, loss or damage of any property, injuries to or death of any persons, contamination of or adverse effects on the environment, or other violation of any applicable Environmental Law, in any case, caused by any Loan Party or in any way related to any property owned or operated by any Loan Party or due to any acts of any Loan Party or any of its officers, directors, shareholders, employees, consultants and/or representatives INCLUDING ANY CLAIMS, LOSSES, DAMAGES, SUITS, PENALTIES, COSTS, LIABILITIES, OBLIGATIONS OR EXPENSES, RESULTING FROM BANK'S OWN NEGLIGENCE, EXCEPT TO THE EXTENT CAUSED BY THE GROSS NEGLIGENCE, WILLFUL MISCONDUCT OR UNLAWFUL ACTS OF AN INDEMNIFIED PERSON; provided however, that the foregoing indemnification shall not be applicable, and Borrower shall not be liable for any such claims, losses, damages, suits, penalties, costs, liabilities, obligations or expenses, to the extent (but only to the extent) the same arise or result from any gross negligence or willful misconduct of Bank or any of its agents or employees.

4.9
Pledged Account. Maintain at least $1,000,000 in the Pledged Account (Borrower agreeing that no proceeds of the Revolving Credit Note may be used to fund or maintain said account).

4.10
Compliance with Leases. Comply with all terms and conditions of any leases covering any premises or property (real or personal) wherein any of the Collateral is or may be located, or covering any of the other material personal or real property now or hereafter owned, leased or otherwise used by any Loan Party in the conduct of its business, and any Governmental Requirement, except where the failure to so comply could not cause a Material Adverse Effect.

4.11
Indemnification. Indemnify, defend and save Bank harmless from any and all claims, losses, costs, damages, liabilities, obligations and expenses, including, without limitation, reasonable attorneys' fees (whether inside or outside counsel is used), incurred by Bank by reason of any Default or Event of Default, in defending or protecting the Liens which secure or purport to secure all or any portion of the Indebtedness, whether existing under any Loan Document or otherwise or the priority thereof, or in enforcing the obligations of Borrower or any other Person under or pursuant to any Loan Document, or in the prosecution or defense of any action or proceeding concerning any matter growing out of or connected with the Collateral or any Loan Document, INCLUDING ANY CLAIMS, LOSSES, COSTS, DAMAGES, LIABILITIES, OBLIGATIONS, AND EXPENSES RESULTING FROM BANK'S OWN NEGLIGENCE, except and to the extent but only to the extent caused by Bank's gross negligence, willful misconduct or unlawful acts.

4.12
Governmental and Other Approvals. Apply for, obtain and/or maintain in effect, as applicable, all authorizations, consents, approvals, licenses, qualifications, exemptions, filings, declarations and registrations (whether with any court, governmental agency, regulatory authority, securities exchange or otherwise) which are necessary in connection with the execution, delivery and/or performance by any Loan Party of any Loan Document to which it is a party.

SECTION 5. NEGATIVE COVENANTS

CHC covenants and agrees that, until all instruments and agreements evidencing each and every loan, and other financial accommodation by the Bank to the Borrower or any Loan Party under the Loan Documents are fully discharged and terminated, and thereafter, so long as any Indebtedness remains outstanding, it will not, and it will not allow any Loan Party within its control, without the prior written consent of the Bank:

5.1
Capital Structure; Business Objects or Purpose; Mergers; Asset Disposition; Acquisitions. Purchase, acquire or redeem any of its equity ownership interests; or enter into any reorganization or recapitalization; or reclassify its equity ownership interests; or make any material change in its capital structure or general business objects or purpose; or change its name, or enter into any merger or consolidation, whether or not the surviving entity thereunder; or sell, lease, transfer, relocate or dispose of all, substantially all, or any material part of its assets (whether in a single transaction or in a series of transactions); or purchase or otherwise acquire or become obligated for the purchase of all or substantially all of the assets or business interests of any Person or any shares of stock or other ownership interests of any Person or in any other manner effectuate or attempt to effectuate an expansion of present business by acquisition; provided, however, nothing in this Section 5.1 shall prohibit the repurchase by CHC of the Tejas Warrant in an amount not to exceed $500,000.

5.2
Guaranties. Guarantee, endorse, or otherwise become secondarily liable for or upon the obligations or Debt of others (whether directly or indirectly), except guaranties in favor of and satisfactory to Bank and endorsements for deposit or collection in the ordinary course of business.

5.3
Debt. Become or remain obligated for any Debt, except: (i) Indebtedness and other Debt from time to time outstanding and owing to Bank; (ii) current unsecured trade, utility or non-extraordinary accounts payable arising in the ordinary course of business; (iii) Subordinated Debt; (iv) Debt owed by CHC to its Subsidiaries, Debt of any such Subsidiary to CHC, and Debt owed by any such Subsidiary to any other such Subsidiary; and (v) purchase money indebtedness incurred for the purpose of purchasing or acquiring fixed assets, so long as the amount of such purchase money indebtedness incurred by Borrower and its Subsidiaries does not exceed Five Hundred Thousand and No/100 Dollars ($500,000), in the aggregate, for any fiscal year of CHC; and Debt (including, without limitation, capitalized lease obligations) outstanding as of the date hereof if specifically disclosed in the most recent financial statements delivered to the Bank prior to the date hereof.

5.4
Encumbrances. Create, incur, assume or suffer to exist any Lien upon any of its property or assets, whether now owned or hereafter acquired, except for Permitted Encumbrances.

5.5
Investments; Extensions of Credit. Make or allow to remain outstanding any investment (whether such investment shall be of the character of investment in shares of stock, evidences of indebtedness or other securities or otherwise) in, or any loans, advances or extensions of credit to, any Person, other than (a) Borrower's current ownership interests in those Subsidiaries of Borrower, if any, which are specifically disclosed in the definition of Subsidiaries, and (b) any investment in direct obligations of the United States of America or any agency thereof, or in certificates of deposit issued by Bank, maintained consistent with Borrower's or such Subsidiary's business practices prior to the date hereof; provided, that no such investment shall mature more than one (1) year after the date when made or the issuance thereof, (c) marketable, traded stock and other securities issued by entities organized under the laws of the United States or a state thereof, and (d) Debt permitted pursuant to clause (iv) of Section 5.3.

5.6
Pension Plans. Except in compliance with this Agreement, enter into, maintain, or make contribution to, directly or indirectly, any Pension Plan that is subject to ERISA.

5.7
Subordinate Indebtedness. Subordinate any indebtedness due to it from any Person to indebtedness of other creditors of such Person.

5.8
Expansion Capital Expenditures. If any Default or Event of Default exists, make any Expansion Capital Expenditures.

5.9
Maintenance Capital Expenditures. Permit the aggregate amount of all Maintenance Capital Expenditures made during any calendar year to exceed $2,500,000 plus cash contributions from Energy designated for Maintenance Capital Expenditures.

5.10
Negative Pledge Agreements. Create, incur, assume or permit to exist any contract, agreement or understanding (other than this Agreement and the Loan Documents and documents evidencing Debt permitted under this Agreement and Permitted Encumbrances) that in any way prohibits or restricts the granting, conveying, creation or imposition of any Lien upon any property or assets or restricts any Person from paying dividends or distributions to Borrower, or which requires the consent of or notice to other Persons in connection therewith.

5.11
Dividends and Distributions. Permit or pay any distributions on account of CHC's membership units now or hereafter outstanding, return any capital to its members or make any distribution of its assets to its members if an Event of Default has occurred and is continuing or, after giving effect to such distribution or return, an Event of Default will exist.

5.12
Transactions with Affiliates. Enter into any transaction with any of their stockholders, officers, employees, partners or any of their Affiliates, except subject to the terms hereof, transactions in the ordinary course of business and on terms not less favorable than would be usual and customary in similar transactions between Persons dealing at arm's length.

5.13
Prepayment of Debt. Prepay any Debt (or take any actions which impose an obligation to prepay), except, subject to the terms hereof or thereof, Indebtedness.

5.14
Subordinate Debt. Subordinate any Debt due to it from any Person to Debt of other creditors of such Person.

5.15
No License Restrictions. Except for agreements evidencing Permitted Encumbrances, permit any restriction in any license or other agreement that restricts Borrower or any other Loan Party from granting a Lien to Bank upon any of Borrower's or such other Loan Party's rights under such license or agreement.

SECTION 6. EVENTS OF DEFAULT

6.1
Events of Default. The occurrence or existence of any of the following conditions or events shall constitute an "Event of Default" hereunder:

  a.
  (i) Borrower shall default in the payment or prepayment when due of any principal or interest on any Revolving Credit Loan; or (ii) Borrower or any other Loan Party shall default in the payment, for more than five (5) days after such payment becomes due, of any commitment fee; or (iii) Borrower or any Loan Party shall default in the payment, for more than ten (10) days after such payment becomes due, of any other Indebtedness

  b.
  Any representation or warranty of Borrower or any other Loan Party made or deemed to be made hereunder or in any other Loan Document executed by it or any other writing or certificate furnished by or on behalf of Borrower or any other Loan Party to Bank for the purposes of or in connection with this Agreement or any such other Loan Document is or shall be incorrect when made in any material respect.

  c.
  Any default shall exist with respect to Sections 4.3 a, Section 4.4 or Section 5.

  d.
  Borrower or any other Loan Party shall default in the due performance and observance of any other agreement contained herein or in any other Loan Document executed by it (other than those specified in clause (a) or (c) above, and such default shall continue unremedied for a period of thirty (30) days after the earlier to occur of (i) the date on which Borrower becomes aware of such default and (ii) the date that notice of such default shall have been given to Borrower by Bank.

  e.
  A default shall occur in the payment when due (subject to any applicable grace period), whether by acceleration or otherwise, of any Debt (other than Indebtedness described in clause (a) above) of (i) Energy in an aggregate principal amount in excess of $500,000 or (ii) CHC and its Subsidiaries in an aggregate principal amount in excess of $250,000; or a default shall occur in the performance or observance of any obligation or condition with respect to such Debt if the effect of such default is to accelerate the maturity of any such Debt or such default shall continue unremedied for any applicable period of time sufficient to permit the holder or holders of such indebtedness, or any trustee or agent for such holders, to cause such Debt to become due and payable prior to its expressed maturity.

  f.
  Any judgment or order for the payment of money (i) in excess of $500,000 in the aggregate shall be rendered against Energy or (ii) in excess of $250,000 in the aggregate shall be rendered against CHC and its Subsidiaries and either (a) enforcement proceedings shall have been commenced by any creditor upon such judgment or order; or (b) there shall be any period of ten (10) consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect.

  g.
  Any of the following events shall occur with respect to any Pension Plan: (i) the institution of any steps by any Loan Party, any member of its Controlled Group or any other Person to terminate a Pension Plan if, as a result of such termination, the Borrower or any such member could be required to make a contribution to such Pension Plan, or could reasonably expect to incur a liability or obligation to such Pension Plan, in excess of $250,000; or (ii) a contribution failure occurs with respect to any Pension Plan sufficient to give rise to a Lien under Section 302(f) of ERISA.

  h.
  Any Change in Control shall occur.

  i.
  Any Loan Party shall (i) become insolvent or generally fail to pay, or admit in writing its inability or unwillingness to pay, debts as they become due; (ii) apply for, consent to, or acquiesce in, the appointment of a trustee, receiver, sequestrator or other custodian for Borrower or any other Loan Party or any property of any thereof, or make a general assignment for the benefit of creditors; (iii) in the absence of such application, consent or acquiescence, permit or suffer to exist the appointment of a trustee, receiver, sequestrator or other custodian for Borrower or any other Loan Party or for a substantial part of the property of any thereof, and such trustee, receiver, sequestrator or other custodian shall not be discharged within sixty (60) days, provided that Borrower, and each other Loan Party hereby expressly authorizes Bank to appear in any court conducting any relevant proceeding during such 60-day period to preserve, protect and defend their rights under the Loan Documents; (iv) permit or suffer to exist the commencement of any bankruptcy, reorganization, debt arrangement or other case or proceeding under any bankruptcy or insolvency law, or any dissolution, winding up or liquidation proceeding, in respect of any Borrower if any such case or proceeding is not commenced by such Borrower or such other Loan Party, such case or proceeding shall be consented to or acquiesced in by Borrower or such Subsidiary or such other Loan Party or shall result in the entry of an order for relief or shall remain for sixty (60) days undismissed, provided that each Borrower and each other Loan Party hereby expressly authorizes Bank to appear in any court conducting any such case or proceeding during such 60-day period to preserve, protect and defend their rights under the Loan Documents; or (v) take any action authorizing, or in furtherance of, any of the foregoing.

  j.
  Any Loan Document, or any Lien granted thereunder, shall (except in accordance with its terms), in whole or in part, terminate, cease to be effective or cease in any material respect to be the legally valid, binding and enforceable obligation of any Loan Party; Borrower or any other Loan Party or any other party shall, directly or indirectly, contest in any manner such effectiveness, validity, binding nature or enforceability; or any Lien securing any Obligation shall, in whole or in part, cease to be a perfected first priority Lien, subject only to those exceptions expressly permitted by such Loan Document; provided, that such foregoing event shall not constitute an Event of Default unless such foregoing event could reasonably be expected to (a) materially impair the title to or value of the Collateral secured by such Loan Document; (b) otherwise materially impair Bank's Lien to such Collateral Property; or (c) have a Material Adverse Effect.

  k.
  Any Guarantor shall default on any payment obligation when due under the Guaranty executed by such Guarantor; any Guaranty is for any reason (other than satisfaction in full of all Indebtedness and the termination of the commitment of Bank hereunder) partially (including with respect to future advances) or wholly revoked or invalidated, or otherwise ceases to be in full force and effect in any material respect, or any Guarantor or any other Person contests in any manner the validity or enforceability thereof or denies that it has any further liability or obligation thereunder.

  l.
  Any Governmental Approval shall be rescinded, canceled, amended, modified or supplemented, or shall cease to be in full force and effect and is not replaced within sixty (60) days, and such rescission, cancellation, amendment, modification, supplement or cessation would reasonably be expected to have a Material Adverse Effect.

6.2
Remedies Upon Event of Default. Upon the occurrence and at any time during the existence or continuance of any Event of Default, but without impairing or otherwise limiting the Bank's right to demand payment of all or any portion of the Indebtedness which is payable on demand, at Bank's option, Bank may give notice to Borrower declaring all or any portion of the Indebtedness remaining unpaid and outstanding, whether under the notes evidencing the Indebtedness or otherwise, to be due and payable in full without presentation, demand, protest, notice of dishonor, notice of intent to accelerate, notice of acceleration or other notice of any kind, all of which are hereby expressly waived to the extent permitted by law, whereupon all such Indebtedness shall immediately become due and payable. The foregoing rights and remedies are in addition to any other rights, remedies and privileges Bank may otherwise have or which may be available to it, whether under this Agreement, any other Loan Document, by law, or otherwise.

6.3
Waiver of Defaults. No Default or Event of Default shall be waived by Bank except in a written instrument specifying the scope and terms of such waiver and signed by an authorized officer of Bank, and such waiver and shall be effective only for the specific time(s) and purpose(s) given. No single or partial exercise of any right, power or privilege hereunder, or any delay in the exercise thereof, shall preclude other or further exercise of Bank's rights. No waiver of any Default or Event of Default shall extend to any other or further Default or Event of Default. No forbearance on the part of Bank in enforcing any of Bank's rights or remedies under any Loan Document shall constitute a waiver of any of its rights or remedies. Borrower expressly agrees that this Section may not be waived or modified by Bank by course of performance, estoppel or otherwise.

6.4
Setoff. In addition to any other rights or remedies of Bank under any Loan Document, by law or otherwise, upon the occurrence and during the continuance or existence of any Event of Default, Bank may, at any time and from time to time, without notice to Borrower (any requirements for such notice being expressly waived by Borrower), setoff and apply against any or all of the Indebtedness (whether or not then due), any or all deposits (general or special, time or demand, provisional or final) at any time held by Borrower and other indebtedness at any time owing by Bank to or for the credit or for the account of Borrower, and any property of Borrower, from time to time in possession or control of Bank, irrespective of whether or not Bank shall have made any demand hereunder or for payment of the Indebtedness and although such obligations may be contingent or unmatured, and regardless of whether any Collateral then held by Bank is adequate to cover the Indebtedness. The rights of Bank under this Section are in addition to any other rights and remedies (including, without limitation, other rights of setoff) which Bank may otherwise have. Borrower hereby grants Bank a Lien on and security interest in all such deposits, indebtedness and other property as additional collateral for the payment and performance of the Indebtedness.

6.5
Waiver of Certain Laws. To the extent permitted by applicable law, Borrower hereby agrees to waive, and does hereby absolutely and irrevocably waive and relinquish, the benefit and advantage of any valuation, stay, appraisement, extension or redemption laws now existing or which may hereafter exist, which, but for this provision, might be applicable to any sale made under the judgment, order or decree of any court, on any claim for interest on the Notes, or to any security interest or other Lien contemplated by or granted under or in connection with this Agreement or the Indebtedness.

6.6
Receiver. To the extent permitted by law, Bank, in any action or suit to foreclose upon any of the Collateral, shall be entitled, without notice or consent, and completely without regard to the adequacy of any security for the Indebtedness, to the appointment of a receiver of the business and premises in question, and of the rents and profits derived therefrom. This appointment shall be in addition to any other rights, relief or remedies afforded Bank. Such receiver, in addition to any other rights to which he shall be entitled, shall be authorized to sell, foreclose or complete foreclosure on Collateral for the benefit of Bank, pursuant to provisions of applicable law.

6.7
Application of Proceeds of Collateral. Notwithstanding anything to the contrary set forth in any Loan Document, after an Event of Default, the proceeds of any of the Collateral, together with any offsets, voluntary payments, and any other sums received or collected in respect of the Indebtedness, may be applied in such order and manner as determined by Bank in its sole and absolute discretion.

SECTION 7. MISCELLANEOUS

7.1
Governing Law. Each Loan Document shall be deemed to have been delivered in and shall be governed by and construed and enforced in accordance with the laws of the State of Texas.

7.2
Costs and Expenses. Borrower shall pay Bank, on demand, all costs and expenses, including, without limitation, reasonable attorneys' fees and legal expenses (whether inside or outside counsel is used), incurred by Bank in perfecting, revising, protecting or enforcing any of its rights or remedies against any Loan Party or any Collateral, or otherwise incurred by Bank in connection with any Default or Event of Default or the enforcement of the Loan Documents or the Indebtedness. Following Bank's demand upon Borrower for the payment of any such costs and expenses, and until the same are paid in full, the unpaid amount of such costs and expenses shall constitute Indebtedness and shall bear interest at the default rate provided in the Revolving Credit Note.

7.3
Successors and Assigns; Participation; Confidentiality. This Agreement shall be binding upon and shall inure to the benefit of Borrower and Bank and their respective successors and assigns. The foregoing shall not authorize any assignment or transfer by Borrower of any of its respective rights, duties or obligations hereunder, such assignments or transfers being expressly prohibited. Bank, however, may freely assign, whether by assignment, participation or otherwise, its rights and obligations hereunder. Bank shall hold all non-public information obtained pursuant to the requirements of this Agreement in accordance with their customary procedures for handling confidential information of this nature and in accordance with safe and sound banking practices and in any event may make disclosure to any of their examiners, Affiliates, outside auditors, counsel and other professional advisors in connection with this Agreement or as reasonably required by any bona fide proposed or actual transferee, participant or assignee or as required or requested by any Governmental Authority or representative thereof or pursuant to legal process; provided, however, that (a) unless specifically prohibited by applicable law or court order, Bank shall notify CHC of any request by any Governmental Authority or representative thereof (other than any such request in connection with an examination of the financial condition of Bank by such Governmental Authority) for disclosure of any such non-public information prior to disclosure of such information; (b) prior to any such disclosure pursuant to this Section 7.3, Bank shall require any such bona fide transferee, participant and assignee receiving a disclosure of non-public information (i) to agree in writing to be bound by this Section 7.3 and (ii) to require such Person to require any other Person to whom such Person discloses such non-public information to be similarly bound by this Section 7.3; and (c) except as may be required by an order of a court of competent jurisdiction and to the extent set forth therein, Bank shall not be obligated or required to return any materials furnished by any Borrower or any other Loan Party.

7.4
Reliance on and Survival of Various Provisions. All terms, covenants, agreements, representations and warranties of any Loan Party made in any Loan Document, or in any certificate, report, financial statement or other document furnished by or on behalf of any Loan Party in connection with any Loan Document, shall be deemed to have been relied upon by Bank, notwithstanding any investigation heretofore or hereafter made by Bank or on Bank's behalf, and those covenants and agreements of Borrower set forth in Sections 4.8 and 4.11 hereof (together with any other indemnities of Borrower contained elsewhere in any Loan Document) shall survive the termination of this Agreement and the repayment in full of the Indebtedness.

7.5
Complete Agreement; Conflicts. This Agreement, the other Loan Documents, and any commitment letter previously issued by Bank with respect thereto (provided that in the event of any inconsistency or conflict between this Agreement and the other Loan Documents, on one hand, and such commitment letter, on the other hand, this Agreement and the Loan Documents shall control), contain the entire agreement of the parties thereto and supersede all prior agreements and understandings related to the subject matter hereof, and none of the parties shall be bound by anything not expressed in writing. In the event that, and to the extent that, any of the terms, conditions or provisions of any of the other Loan Documents are inconsistent with or in conflict with any of the terms, conditions or provisions of this Agreement, the applicable terms, conditions and provisions of this Agreement shall govern and control. Any amendments or modifications hereto shall be in writing signed by all parties.

7.6
Taxes and Fees. Unless otherwise prohibited by applicable law, should any tax (other than a tax based upon the net income of Bank) or recording or filing fee become payable in respect of any Loan Document, any of the Collateral, any of the Indebtedness or any amendment, modification or supplement hereof or thereof, Borrower agrees to pay such taxes (or reimburse Bank therefor upon demand for reimbursement), together with any interest or penalties thereon, and agrees to hold Bank harmless with respect thereto.

7.7
Notices. All notices and other communications provided for in any Loan Document (unless otherwise expressly stipulated therein) or contemplated thereby, given thereunder or required by law to be given, shall be in writing (unless expressly provided to the contrary). If personally delivered, such notices shall be effective when delivered, and in the case of mailing or delivery by overnight courier, such notices shall be effective when placed in an envelope and deposited at a post office or official depository under the exclusive care and custody of the United States Postal Service or delivered to an overnight courier, postage prepaid, in each case addressed to the parties as set forth on the signature page of this Agreement, or to such other address as a party shall have designated to the other in writing in accordance with this Section. In the case of mailing, the mailing shall be by certified or first class mail. The giving of at least five (5) days' notice before Bank shall take any action described in any notice shall conclusively be deemed reasonable for all purposes; provided, that this shall not be deemed to require Bank to give such five (5) days' notice, or any notice, if not specifically required to do so in this Agreement.

7.8
Further Action. Borrower, from time to time, upon written request of Bank, will promptly make, execute, acknowledge and deliver, or cause to be made, executed, acknowledged and delivered, all such further and additional instruments, and promptly take all such further action as may be reasonably required to carry out the intent and purpose of the Loan Documents, and to provide for the Loans thereunder and payment of the Notes, according to the intent and purpose therein expressed.

7.9
Indulgence. No delay or failure of Bank in exercising any right, power or privilege hereunder or under any of the Loan Documents shall affect such right, power or privilege, nor shall any single or partial exercise thereof preclude any further exercise thereof, nor the exercise of any other right, power or privilege available to Bank. The rights and remedies of Bank hereunder are cumulative and are not exclusive of any rights or remedies of Bank.

7.10
Headings and Construction of Terms. The headings of the various sub-Sections hereof are for convenience of reference only and shall in no way modify or affect any of the terms or provisions hereof. Where the context herein requires, the singular number shall include the plural, and any gender shall include any other gender.

7.11
Independence of Covenants. Each covenant hereunder shall be given independent effect so that if a particular action or condition is not permitted by any such covenant, the fact that it would be permitted by an exception to, or would be otherwise within the limitations of, another covenant shall not avoid the occurrence of any Default or Event of Default.

7.12
Counterparts. This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, shall be deemed to be an original, and all of which, when taken together, shall constitute but one and the same agreement.

7.13
WAIVER OF JURY TRIAL. BANK AND BORROWER EACH ACKNOWLEDGE THAT THE RIGHT TO TRIAL BY JURY IS A CONSTITUTIONAL ONE, BUT THAT IT MAY BE WAIVED. EACH OF THEM, AFTER CONSULTING OR HAVING HAD THE OPPORTUNITY TO CONSULT, WITH COUNSEL OF THEIR CHOICE, KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES ANY RIGHT EITHER OF THEM MAY HAVE TO A TRIAL BY JURY IN ANY LITIGATION BASED UPON OR ARISING OUT OF ANY LOAN DOCUMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED BY THE LOAN DOCUMENTS OR ANY COURSE OF CONDUCT, DEALING, STATEMENTS (WHETHER ORAL OR WRITTEN), OR ACTION OF EITHER OF THEM. THESE PROVISIONS SHALL NOT BE DEEMED TO HAVE BEEN MODIFIED IN ANY RESPECT OR RELINQUISHED BY BANK OR BORROWER, EXCEPT BY A WRITTEN INSTRUMENT EXECUTED BY EACH OF THEM.

[THE REMAINDER OF THE PAGE IS INTENTIONALLY LEFT BLANK.]

WITNESS the due execution hereof as of the day and year first above written.

COMERICA BANK		COPANO HOUSTON CENTRAL, L.L.C.,
By:		By:
Name:		Name:
Title:		Title:
	Address:		Address:
	Attn:		Attn:
	Telefax No.:		Telefax No.:
COPANO PROCESSING, L.P.		COPANO NGL SERVICES, L.P.
By: , its general partner		By: , its general partner
	By:		By:
	Name:		Name:
	Title:		Title:
	Address:		Address:
	Attn:		Attn:
	Telefax No.:		Telefax No.:

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  Exhibit 10.4